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                June 17, 2022

       Hunter Horsley
       President
       Bitwise 10 Crypto Index Fund
       400 Montgomery Street, Suite 600
       San Francisco, CA 94111

                                                        Re: Bitwise 10 Crypto
Index Fund
                                                            Registration
Statement on Form 10
                                                            Filed April 23,
2021
                                                            File No. 000-56270

       Dear Mr. Horsley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Finance